Exhibit 99.1


                  American Retirement Appoints New Board Member


     NASHVILLE, Tenn.--(BUSINESS WIRE)--Nov. 21, 2005--American Retirement Corporation (NYSE: ACR), a leading national provider of senior living housing and care, today announced the appointment to its Board of Directors of James R. Seward. Mr. Seward is currently a private investor consultant. Previously, Mr. Seward was Chief Executive Officer and President of SLH Corporation and Chief Financial Officer of Seafield Capital Corporation, both of which are publicly-traded investment holding companies. He has served on the boards of several public and private companies, including LabOne and Syntroleum Corporation, and is a Chartered Financial Analyst (CFA).
     "We are all delighted to have Jim join our board of directors. Jim's leadership experience, financial acumen and medical field knowledge will be an asset to the board and the company. As the company continues to grow, his insight and rich background in finance will be extremely valuable," said Bill Sheriff, Chairman, President and CEO.

     COMPANY PROFILE

     American Retirement Corporation is a national senior living and health care services provider offering a broad range of care and services to seniors. Established in 1978, the Company believes that it is a leader in the management of senior living communities, including independent living communities, continuing care retirement communities, free-standing assisted living communities, and specialized care programs for residents with Alzheimer's and other forms of dementia. The Company currently operates 76 senior living communities in 19 states, with an aggregate unit capacity of approximately 14,300 units and resident capacity of approximately 16,000.


    CONTACT: American Retirement Corporation, Nashville
             Ross C. Roadman, 615-376-2412